Exhibit 10.1

SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
THIS SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment") is made and entered into on September 30, 2011, effective as of August 31, 2011, by and between TRANSCEND SERVICES, INC., a Delaware corporation, and successor-by-merger to Medical Dictation Services, Inc. ("Borrower"), with its chief executive office and principal place of business at One Glenlake Parkway, Suite 1400, Atlanta, Georgia 30328, and REGIONS BANK, an Alabama bank (hereinafter referred to as "Lender"), with an office at One Glenlake Parkway, Suite 400, Atlanta, Georgia 30328.
Recitals:
Lender and Borrower are parties to that certain Loan and Security Agreement dated as of August 31, 2009 (as at any time amended, restated, supplemented or otherwise modified, the "Loan Agreement") pursuant to which Lender has made certain revolving credit and term loans (collectively, the "Loans") to Borrower.
Borrower has requested that Lender agree to amend certain provisions of the Loan Agreement.
Lender is willing to amend the Loan Agreement, subject to the terms and provisions as hereinafter set forth.
NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
i)    Definitions. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Loan Agreement.
ii)    Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:
(a)    By deleting the definitions of "Permitted Acquisition", "Projections", "Revolving Loan Commitment", and "Revolving Loan Termination Date" contained in Section 1.2 of the Loan Agreement, and by substituting in lieu thereof the following definitions, in proper alphabetical order:
"Permitted Acquisition" means the acquisition by Borrower of all or a portion of the capital stock or assets of a Person organized under the laws of the United States of America or any state thereof so long as each of the following conditions is satisfied:

(i)    such acquired Person is engaged in one or more businesses in which Borrower is engaged or incidental thereto;

(ii)    any Person whose stock is directly or indirectly purchased shall be, after giving effect to such purchase, a direct or an indirect wholly-owned Subsidiary of Borrower organized in the United States;
(iii)    with respect to any Person that is or becomes a direct or indirect Subsidiary, such Person (A) executes and delivers to Lender a joinder agreement to this Agreement to add such Person as an additional Borrower or, at Lender's request, as a Guarantor, and (B) takes all actions deemed necessary by Lender to cause the Lien created by this Agreement to be a duly perfected, first priority Lien against the assets of such Person, including the filing of financing statements in such jurisdictions as may be requested by Lender;

(iv)    Borrower has made available to Lender, not later than 15 days prior to the proposed dated of such acquisition, copies of lien search results and copies of the acquisition documents (including a copy of the purchase and sale agreement with all schedules and exhibits thereto), organizational documents (if applicable), and other due diligence information as reasonably requested by Lender, which Lender shall have reviewed promptly and found reasonably acceptable in all respects;

(v)    Borrower shall have executed and delivered such amendments or supplements to this Agreement or the other Security Agreements or such other documents as Lender deems necessary to grant Lender a first priority lien on all of the acquired assets;

(vi)    at the time of such acquisition and immediately after giving effect thereto, (A) Excess Availability is at least $2,000,000, (B) Average Excess Availability for the immediately preceding 30 days is at least $2,000,000, and (C) no Default or Event of Default exists; and

(vii)    if the aggregate consideration paid by Borrower for all acquisitions during any Fiscal Year is greater than $1,500,000 (including the consideration to be paid by Borrower with respect to the proposed acquisition), Lender shall have consented in writing to such acquisition prior to the consummation thereof (it being understood that Lender's prior written consent shall not be a condition hereunder with respect to an acquisition if the aggregate consideration paid by Borrower for acquisitions during any Fiscal Year is equal to or less than $1,500,000 (including the consideration to be paid by Borrower with respect to the proposed acquisition)).

"Projections" means, for any period and as to such period, Borrower's and its Subsidiaries' forecasted consolidated (a) profit and loss statements prepared on a month-by-month basis, and (b) annual statement of cash flows.
"Revolving Loan Commitment" means the commitment of Lender, subject to the terms and conditions herein, to make Revolving Loans and issue Letters of Credit in accordance with the provisions of Section 2 in an aggregate amount not to exceed $10,000,000 at any one time.
"Revolving Loan Termination Date" means the earliest to occur of (a) August 30, 2012; (b) the date on which Borrower terminates the Revolving Loan Commitment pursuant to Section 2.13; and (c) the date on which Lender terminates its Revolving Loan Commitment pursuant to Section 9.2(a) hereof.
(b)    By deleting the pricing grid set forth in the definition of "Applicable Margin" set forth in Section 1.2 of the Loan Agreement, and by substituting in lieu thereof the following new pricing grid:

		Type of Loan
	Leverage Ratio	For any Revolving Loan that is a LIR Loan	For any portion of the Term Loan that is a LIR Loan
Level I	Less than 1.00 to 1.00	2%	2.25%
Level II	Greater than or equal to 1.00 to 1.00, but less than 1.25 to 1.00	2.25%	2.5%
Level III	Greater than or equal to 1.25 to 1.00	2.5%	2.75%

(c)    By deleting clause (c) of Section 2.3 of the Loan Agreement, and by substituting in lieu thereof the following new clause (c):

(c)    Interest Rate. All LIR Loans shall bear interest at a rate per annum equal to the sum of the LIBOR Index Rate plus the Applicable Margin. If any Loan is converted into a Base Rate Loan because of Section 2.3(g), such Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate, plus the Applicable Margin.
(d)    By deleting clause (d) of Section 8.1 of the Loan Agreement, and by substituting in lieu thereof the following new clause (d):
(d)    "Fixed Charge Coverage Ratio" means, at any time of determination and for any period, the ratio of (i) the sum of EBITDA for such period minus any cash dividends or other cash distributions made by Borrower or any of its Subsidiaries during such period on account of any Equity Interests issued by Borrower or any of its Subsidiaries, to (ii) Fixed Charges for such period.
(e)    By deleting (b) of Section 8.2 of the Loan Agreement, and by substituting in lieu thereof the following new clause (b):
(b)    Tangible Net Worth. Borrower shall, at the end of each month, have a Tangible Net Worth equal to or greater than $25,000,000.
iii)    Ratification and Reaffirmation. Borrower hereby ratifies and reaffirms the Obligations, each of the Loan Documents and all of Borrower's covenants, duties, indebtedness and liabilities under the Loan Documents.
iv)    Acknowledgments and Stipulations. Borrower acknowledges and stipulates that the Loan Agreement and the other Loan Documents executed by Borrower are legal, valid and binding obligations of Borrower that are enforceable against Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by Borrower); the security interests and liens granted by Borrower in favor of Lender are duly perfected, first priority security interests and liens; and (i) the unpaid principal amount of the Revolving Loans on and as of August 31, 2011, totaled $0, and (ii) the unpaid principal amount of the Term Loan on and as of August 31, 2011, totaled $0.
v)    Representations and Warranties. Borrower represents and warrants to Lender, to induce Lender to enter into this Amendment, that no Default or Event of Default exists on the date hereof other than the Designated Default; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of Borrower and this Amendment has been duly executed and delivered by Borrower; and all of the representations and warranties made by Borrower in the Loan Agreement are true and correct on and as of the date hereof.
vi)    Reference to Loan Agreement. Upon the effectiveness of this Amendment, each reference in the Loan Agreement to "this Agreement," "hereunder," or words of like import shall mean and be a reference to the Loan Agreement, as amended by this Amendment.
vii)    Breach of Amendment. This Amendment shall be part of the Loan Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.
viii)    Condition Precedent. The effectiveness of the amendments contained in Section 2 hereof is subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Lender, unless satisfaction thereof is specifically waived in writing by Lender:
(a)    Lender shall have received this Amendment, duly executed and delivered by a Senior Officer of Borrower;
(b)    Lender shall have determined that there shall have been no change that could have a Material Adverse Effect on any Credit Party or Subsidiary of Borrower since the date of the most recent financial statements of such Person delivered to Lender;
(c)    Lender shall have received an Amended and Restated Revolving Note in the form of Exhibit A attached hereto, duly executed and delivered by a Senior Officer of Borrower;
(d)    Lender shall have received resolutions of Borrower, certified by a Senior Officer of Borrower, authorizing Borrower to enter into this Amendment, in the form of Exhibit B attached hereto; and
(e)    Lender shall have received the amendment fee set forth in Section 9 of this Amendment.
ix)    Amendment Fee; Expenses of Lender. In consideration of Lender's willingness to enter into this Amendment as set forth herein, Borrower agrees to pay to Lender an amendment fee in the amount of $20,000 in immediately available funds on the date hereof, and Borrower irrevocably authorizes Lender to make a Revolving Loan to Borrower in the amount of such amendment fee and to disburse the proceeds of such Revolving Loan directly to itself in payment of such amendment fee. Additionally, Borrower agrees to pay, on demand, all costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Lender's legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.
x)    Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Georgia.
xi)    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
xii)    No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.
xiii)    Counterparts; Telecopied Signatures. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any manually executed signature page to this Amendment delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto.
xiv)    Further Assurances. Borrower agrees to take such further actions as Lender shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.
xv)    Section Titles. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.
xvi)    Release of Claims. To induce Lender to enter into this Amendment, Borrower hereby releases, acquits and forever discharges Lender, and all officers, directors, agents, employees, successors and assigns of Lender, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that Borrower now has or ever had against Lender arising under or in connection with any of the Loan Documents or otherwise. Borrower represents and warrants to Lender that Borrower has not transferred or assigned to any Person any claim that Borrower ever had or claimed to have against Lender.

xvii)    Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above, effective as of August 31, 2011.

ATTEST:	TRANSCEND SERVICES, INC.
(successor-by-merger to Medical Dictation Services, Inc.)
("Borrower")

/s/ Larry Gerdes	By: /s/ Lance Cornell
Chief Executive Officer	Name: Lance Cornell
[CORPORATE SEAL]	Title: CFO and Secretary

REGIONS BANK
("Lender")

By: /s/ Scott J. Rossman
Name: Scott J. Rossman
Title: SVP